CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (this “Agreement”) is effective as of July 21, 2011 (the “Effective Date”), by and among (i) Silver Rock Financial LLC, a Delaware limited liability company, IN – FP1 LLC, a Delaware limited liability company, BDIF LLC, a Delaware limited liability company, and CM – NP LLC, a Delaware limited liability company (collectively, the “Silver Rock Entities”), (ii) 1818 Partners, LLC, a Nevada limited liability company (the “Optionholder”), (iii) solely for the purposes of Sections 4(b) and 8, the equityholders of Optionholder listed on the signature page hereto (the “Equityholders”), and (iv) solely for the purposes set forth in Sections 7, 8 and 9, Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”).

R E C I T A L S:

WHEREAS, each Silver Rock Entity (each a “Unitholder” and, collectively, the “Unitholders”) desires to grant the Optionholder an option to purchase certain Common Units of the Company from such Unitholder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Call Option. The Unitholders hereby grant the Optionholder an option (the “Call Option”) to purchase up to 11.162 Units (the “Units”), or any portion thereof, from the Unitholders for $485,948.44 per Unit (the “Exercise Price per Unit”) on a pro rata basis from each Unitholder as specified on Schedule 1 hereto. The Optionholder may (but shall not be obligated to) exercise the Call Option, in its sole discretion, as provided in Section 2 from the Effective Date through and including July 21, 2016 (the “Expiration Date”). In the event the Optionholder does not exercise the Call Option in full by the Expiration Date, the unexercised portion of the Call Option, and this Agreement, shall terminate and shall be of no force or further effect.

2. Manner of Exercise.

On and after the Effective Date, Optionholder may, from time to time prior to the Expiration Date: elect to exercise the Call Option to purchase for cash some or all of the number of Units remaining subject to this Agreement from each Unitholder on a pro rata basis from each Unitholder as provided in Schedule 1 by delivering a written notice (“Cash Exercise Notice”) to such Unitholder, which number shall not exceed the number of Units then remaining subject to the Call Option. A Cash Exercise Notice shall state that Optionholder is exercising the Call Option and the aggregate number of Units that the Optionholder desires to purchase from the Unitholders. Each Unitholder shall be obligated to sell to the Optionholder such Unitholder’s pro rata share (as provided in Schedule 1) of such aggregate number of Units specified in such Cash Exercise Notice (but not more than the number of Units then remaining subject to the Call Option) for an aggregate amount (the “Exercise Price”) equal to the product of (i) the number of

Units to be so sold by such Unitholder, and (ii) the Exercise Price per Unit. The date on which the Optionholder exercises the Call Option (in whole or in part) under this Section 2(a) shall be referred to herein as a “Closing Date.” On the Closing Date for such exercise, the Optionholder shall deliver to each Unitholder the applicable portion of the Exercise Price then payable by wire transfer of immediately available funds to an account specified by such Unitholder, and each Unitholder will transfer to the Optionholder the Units subject to the Call Notice free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Units by the LLC Agreement, the Securityholders Agreement or state or federal securities laws.

3. Successor Securities; Adjustment of Numbers. In the event that, at any time after the Effective Date, the Units are converted into Successor Stock or any other securities pursuant to Section 13 of the LLC Agreement, the terms of this Agreement shall apply to the Successor Stock or such other securities. All numbers set forth herein that refer to Units (including, but not limited to, price per Unit) will be appropriately adjusted to reflect unit splits, combinations of units and other recapitalizations affecting the Units. If any capital reorganization or reclassification of the Units is effected in such a way that the holders of Units are entitled to receive securities (including cash, but excluding any distributions in respect of taxes on Company income attributable to the Units and any ordinary cash dividends on any Successor Stock) with respect to or in exchange for Units, then the provisions hereof (including, without limitation, the calculation of the Exercise Price upon exercise of the Call Option) shall be appropriately adjusted so that the terms hereof and the rights of the Optionholder hereunder shall be applicable as nearly as possible in relation to any such securities (including Successor Stock) or other assets in lieu of the Units. In the event that the Units are exchanged for, or converted into, Successor Stock, then any fractional shares that would be deliverable upon the exercise of the Call Option but for this sentence shall be deemed eliminated from this Agreement and the shares deliverable by a Unitholder shall be rounded down to the nearest whole number.

4. Representation and Warranties of the Unitholders; Covenants.

(a) Each Unitholder hereby represents and warrants to the Optionholder as follows:

(i) Such Unitholder is validly organized and existing and in good standing under the laws of the state of its organization and has full power and authority to enter into and to perform its obligations under this Agreement.

(ii) Such Unitholder’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, partnership or limited liability company, as the case may be, action, and this Agreement constitutes the legal, valid and binding obligation of the Unitholder, enforceable against the Unitholder in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(iii) Such Unitholder’s execution, delivery and performance of this Agreement will not (x) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Unitholder, (y) violate or contravene any provision of the Unitholder’s organizational documents, or (z) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Unitholder is a party or by which it or any of its properties may be bound or result in the creation of any lien thereunder.

(iv) Such Unitholder’s Units subject to this Agreement are set forth in Section 1 above, and the Unitholder is, and at any Closing Date will be, the sole owner, beneficially and of record, of such Units, free and clear of all liens, encumbrances, security agreements and restrictions other than any restrictions imposed on the Units by the LLC Agreement, the Securityholders Agreement and state or federal securities laws.

(v) Such Unitholder does not own and has not issued any other options, warrants or entitlements to any of the Units subject to this Agreement.

(b) The Optionholder and each of the Equityholders hereby jointly and severally represent and warrant to each Unitholder that they have such knowledge and experience in investing in securities generally, and such knowledge and experience with respect to the Company’s operations, financial position and risks in particular, so as to understand the risks and merits of investing in the Units.

(c) Each Unitholder hereby covenants to the Optionholder that, from and after the Effective Date and until the Expiration Date, such Unitholder:

(i) will not transfer or sell, or grant, create or permit to exist any tax, lien, security interest, charge or other encumbrance with respect to the Units subject to this Agreement (the “Subject Units”) (provided that the Unitholder shall be permitted to exchange the Subject Units for Successor Stock or other securities pursuant to Article 13 of the LLC Agreement and the terms of this Agreement shall continue to apply to such Successor Stock or other securities and shall be permitted to enter into any IPO Holdback Agreement) other than those arising under the LLC Agreement, the Securityholders Agreement and state or federal securities laws. Notwithstanding the following, the Subject Units will be reduced proportionately to reflect any partial exercise of the Call Option;

(ii) will inform the Optionholder of any contemplated transfer of any of the Subject Units held by such Unitholder (which shall not affect the restrictions imposed by the immediately preceding paragraph (i)); and

(iii) will not take any voluntary action, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by such Unitholder, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement.

5. Bring-Down of Representations and Warranties. Each Unitholder hereby agrees that the representations and warranties set forth above in Section 4(a) shall be true and correct as of each Closing Date as though then made and as though such date was substituted for the date of this Agreement throughout such representations and warranties.

6. Transfer/Assignment Restrictions. The Optionholder shall not transfer, sell or convey the Call Option, or assign its rights or obligations under this Agreement, to any Person other than any of its Equityholders as of the Effective Date. In the event that the Optionholder transfers, sells or conveys the Call Option to a permitted transferee, such transferee shall expressly assume the terms and conditions of this Agreement. The Optionholder shall deliver written notice of any such transfer, including a copy of the instrument of transfer or assignment and the assumption by the transferee of the terms and conditions of this Agreement, to the Unitholder; and, in the absence of any such notice, the Unitholders shall be entitled to treat the Optionholder as the holder hereof for all purposes.

7. Transfer Registration. The Company hereby agrees to register any transfer of Units in its books and records, and such transfer shall be reflected in the LLC Agreement, in connection with any exercise of the Call Option in accordance with its terms.

8. Sale of Company. Upon a merger, consolidation, or sale or conveyance of all or substantially all of the Common Units, or all or substantially all of the assets, of the Company to any Person or other transaction that is effected in a way that holders of Common Units are entitled to receive (either directly or indirectly upon subsequent liquidation) cash, stock, securities, assets or other consideration with respect to, or in exchange for, Common Units, the Optionholder shall be deemed to have elected to exercise the Call Option in full as provided in Section 2 as of the closing of such merger, consolidation, sale, conveyance or other transaction; provided that the Optionholder shall be entitled to receive upon such exercise, without payment of any Exercise Price, the cash, stock, securities, assets or other consideration specified in such transaction (free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Units by state or federal securities laws) in respect of the number of Units equal to the result obtained by dividing (a) the product of (i) the aggregate number of Units then remaining subject to the Call Option, multiplied by (x) the difference obtained by subtracting the Exercise Price per Unit from the transaction consideration per Unit in such transaction (but in no event less than zero), by (ii) the transaction consideration per Unit in such transaction. The Company shall assist the Optionholder to receive such consideration in respect of such Units.

9. Registration Rights. Upon any transfer of Units to the Optionholder pursuant to Section 2, all rights and obligations of the applicable Unitholder with respect to the transferred

Units under the Registration Rights Agreement shall immediately, and without further action, be transferred and assigned to Optionholder without representation or warranty as to the transferability of such rights or the nature of the rights so transferred; provided, that such rights shall be retained by such Unitholder if such rights are not severable between the transferred Units and the Units retained by such Unitholder. Any such transfer shall be conditioned upon Optionholder executing any required joinder to said Registration Rights Agreement.

10. Withholding Indemnification.

(a) The Optionholder and the Equityholders shall jointly and severally indemnify each Unitholder for any tax withholding amount (including interest and penalties and any and all expenses (including reasonable attorney and accountant fees) associated with any and all proceedings relating to such withholding amount) actually paid by such Unitholder (or any of its affiliates) resulting from any exercise of the Call Option by the Optionholder with respect to such Unitholder pursuant to this Agreement. Any such indemnification shall be paid upon a current basis as indemnifiable amounts are incurred, whether or not such indemnifiable amounts were correctly or legally imposed or asserted by the relevant governmental authority.

(b) Whenever any Unitholder or the Company becomes aware of an issue which either party believes could give rise to payment or indemnification by the Optionholder or the Equityholders under this Section 8, such Unitholder or the Company (as the case may be) shall promptly give notice of the issue to the Optionholder. At the direction and expense of the Optionholder, the Company or the Unitholder, as applicable, shall contest with the IRS or other taxing authority the imposition or assessment of withholding tax (including interest and penalties). The Optionholder and its representatives, at the Optionholder’s expense, shall be entitled to participate in all conferences, meetings or proceedings with the IRS or other taxing authority with respect to such issue.

11. Definitions. Capitalized terms used, but not defined in this Agreement, shall have the meaning set forth in the LLC Agreement, In addition, the following terms have the meaning set forth below:

“LLC Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of the 21st of July, 2011, as the same may be amended, restated or replaced in accordance with its terms.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement dated as of July 21, 2011 by and among the Company and the other parties thereto, as the same may be amended, restated or replaced in accordance with its terms.

“Securityholders Agreement” means the Fourth Amended and Restated Securityholders Agreement dated as of July 21, 2011 by and among the Company and the other parties thereto, as the same may be amended, restated or replaced (including by any successor or replacement stockholders agreement applicable to Successor Stock).

12. Notices. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by facsimile transmission to the parties or (d) or mail at the addresses as set forth below or at such other addresses as may be furnished in writing.

To the Optionholder:

1818 Partners, LLC

10600 West Charleston Boulevard

Las Vegas, NV 89135

Attention: Stephen J. Cloobeck and David F. Palmer

Facsimile: (702) 798-8840

With a copy, which shall not constitute notice, to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Suite 1900

Chicago, IL 60661

Attention: Howard S. Lanznar

Facsimile: (312) 902-1061

To any Silver Rock Entity:

Silver Rock Financial LLC

1250 Fourth Street

Santa Monica, CA 90401

Attention: General Counsel

Facsimile: (310) 570-4599

With a copy, which shall not constitute notice, to:

Maron & Sandler

1250 Fourth Street

Santa Monica, CA 90401

Attention: David Kyman

Facsimile: (310) 570-4901

To DRP:

Diamond Resorts Parent, LLC

10600 West Charleston Boulevard

Las Vegas, NV 89135

Attention: Stephen J. Cloobeck and David F. Palmer

Facsimile: (702) 798-8840

with a copy, which shall not constitute notice, to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Suite 1900

Chicago, IL 60661

Attention: Howard S. Lanznar

Facsimile: (312) 902-1061

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) the next succeeding business day after date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after machine confirmation of transmission by facsimile.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

14. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

15. Amendment; Waiver. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by the each of the Unitholder and the Optionholder, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver or any other provision hereof (whether or not similar).

16. Third Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

17. Enforceability. If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

18. Counterparts. This Agreement may be executed in one or more original, facsimile or PDF counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument.

19. Headings. The headings of sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

THE UNITHOLDERS:

SILVER ROCK FINANCIAL LLC

By:	/s/ Jeffrey M. Green
	Name:	Jeffrey M. Green
	Title:	Authorized Signatory

IN – FP1 LLC

By:	/s/ Jeffrey M. Green
	Name:	Jeffrey M. Green
	Title:	Authorized Signatory

BDIF LLC

By:	/s/ Jeffrey M. Green
	Name:	Jeffrey M. Green
	Title:	Authorized Signatory

CM – NP LLC

By:	By:	/s/ Jeffrey M. Green
	Name:	Jeffrey M. Green
	Title:	Authorized Signatory

[signature pages continue]

[Signature Page to Call Option Agreement]

THE OPTIONHOLDER:

1818 PARTNERS, LLC

By:	Chautauqua Management, LLC
Its:	Member

By:	/s/ David F. Palmer
Name:	David F. Palmer
Its:	Sole Manager

EQUITYHOLDERS OF OPTIONHOLDER:

CHAUTAUQUA MANAGEMENT, LLC

By:	/s/ David F. Palmer
	Name:	David F. Palmer
	Its:	Manager

PRAESUMO PARTNERS, LLC

By:	/s/ Lowell D. Kraff
	Name:	Lowell D. Kraff
	Its:	Managing Member

CLOOBECK COMPANIES, LLC

By:	/s/ Stephen J. Cloobeck
	Name:	Stephen J. Cloobeck
	Its:	Manager

THE COMPANY:

DIAMOND RESORTS PARENT, LLC

By:	/s/ David F. Palmer
Name:	David F. Palmer
Its:	President

[Signature Page to Call Option Agreement]

SCHEDULE 1

	Total Common Units Subject to Call Option	Pro Rata Share of Any Exercise
Silver Rock Financial LLC	3.348	30%
IN – FP1 LLC	2.791	25%
BDIF LLC	2.791	25%
CM – NP LLC	2.232	20%

TOTAL:	11.162	100.00%